Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2008 3rd Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
November 6, 2008; 10:00 a.m. CT

Participant 1:	On the dividend, I know you’re going to discuss this in a month or so, but I wonder if you could give us a little bit of color and what your thinking is, what you think the required distribution would likely be for this year, next year and how much the preferreds cover that.

Monty Bennett:	How much of the preferreds cover that?

Participant 1:	Yes, in other words, the distribution to the preferreds, how is that relative to your required distribution. In other words, are you covering most of your taxable income with the preferred distribution?

Monty Bennett:	Let me take a stab at some of those questions. Generally, taxable income, we don’t see as — in anyway affecting decisions on our dividends, what we pay at the end of the quarter or the preferreds. It’s — we’ve got enough room there that we’ve got full flexibility on what we want to do. Because taxable income, as you know, many comes in below, significantly below the actual cash flow, so it’s just not a factor in determining any and all of those. With regarding the dividends –

Participant 1:	Just to clarify, Monty. Does that mean if you decided just as a scenario, that you wanted to have no common dividend, your — and still pay all your preferreds, you’d be covering the taxable income?

Monty Bennett:	I don’t have that right here in front of me, but I can tell you that based upon information I looked at not too long ago, I think we have full flexibility. I can’t say that, but if not, it wouldn’t have to be much. So we’re in pretty good shape. And also as you know, you can borrow some from one year to the next as far as meeting those retests and so within that framework, I’m pretty certain we have full flexibility.

Participant 1:	Sorry about the interruption, thank you.

Monty Bennett:	Not a problem. As far as the other — just dividends in general, I think I mentioned it in my script about our policy has been in the past that we don’t like to pay out more than we’re making on a seasonally adjusted basis, and the challenge we’ve got is as we roll around here to December, as we think about what we want to pay in the fourth quarter, the guidance we give to the next year is what the future looks like. You’ve heard, I’m sure, our peers and some of the real estate operating companies that
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guidance, it’s all over the place about what RevPAR is. And another variable for us is what LIBOR’s going to be.

At this point, it’s just tough to get a handle on what that’s going to be, of — I say that there probably is just a little more thinking on our side along the lines of — well, even though we’re reluctant to cut the dividends, and even with recovering cash flow, might there be a scenario where we cut the dividends even if we think we’re going to have cash flow to cover it just to be extra cautious and/or buy back some shares or do something like that? That’s a possibility. But we just haven’t developed that any more than that.

Participant 1:	Okay. It sounds like you’re thinking about all the right issues. And you’re certainly in good company these days in considering those issues. In terms of the coverage ratios, how bad does it have to be before you start bumping into those two coverage ratio tests?

Monty Bennett:	It’s just a matter of — the calculations on those two were a little bit different. That’s why one is 1.72 and one is 1.75. We calculated each of those according to the terms of those agreements, one being the Series B convertible preferred and the other one being the secured credit facility. The credit facility steps up over time. It’s 1.25, that steps up to 1.35 and then 1.45. The 1.35 next year and 1.45 the following year. Is that all right? 1.5 not 1.45. But the other one, the preferred does not. Stays at 1.25. So it’s just a test of taking that EBITDA and stressing it to see where it gets that ratio down to 1.25 or 1.35 or 1.5. And so it’s as straightforward as that.

Participant 1:	Our analysis, my understanding is that it the step up to 1.35 is effective at the end of the first quarter of 2009. And our analysis said something like a 7.5% decrease in RevPAR puts you right at that. Is that consistent with what your analysis is suggesting?

Monty Bennett:	What did you do for LIBOR?

Participant 1:	I’ll have to check and get back to you. What’s your thought on where LIBOR will be for the next quarter?

Monty Bennett:	That’s why we haven’t given any more guidance, because it just depends. LIBOR is moving in our direction fantastically over the past few days since the fed has gotten so aggressive at pushing down fed funds. 30-day LIBOR is what we’re indexed off of, almost all of our debt, I think all of our debt, and it’s been falling like a rock. So, that’s great. In order to answer that question, we’ve got to make assumptions on RevPAR, on margins and flow through and on LIBOR. And those are a few different variables. All that being said, we still feel pretty good. We like where we sit. But we — there’s so many permutations and we’ve looked at a lot of them. But I wouldn’t be doing your question any justice by trying to answer it off the
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top of my head since I can’t remember that particular scenario right now anyway.

Participant 1:	For your reference, we use 3.75 for LIBOR really at your cap level, because we wanted that to be worst case and then adjust the RevPAR and the margins from there. But that’s a little old at this point, it’s not looking that way today.

Monty Bennett:	One thing we’re thinking about is that now that LIBOR is dropping, if you look at the yield curve, it’s pretty flat, around 2% for the next year. We’re asking ourselves, well, do we want to go into the market and try to lock that down, and that way it’s at a good rate? And that way that takes that variable out of the equation and actually, we’re getting that price right now. So we’ll see if that’s something we want to pursue or wait for LIBOR to drop more or not. But clearly, we have got some option there.

Participant 1:	Okay, a couple more if you don’t mind. In that coverage ratio, repurchasing your preferred at a steep discount is clearly very favorable.

Monty Bennett:	Yes.

Participant 1:	How might you accomplish a larger repurchase of your preferred other than just open market, given how liquid they are.

Monty Bennett:	Call the holders and ask them if they want to unload.

Participant 1:	That’s a pretty good system. So it wouldn’t be more complicated? You wouldn’t be looking at a tender, for example, or something like that?

Monty Bennett:	We thought about all those possibilities, tenders or dutch auction types, and the rules are kind of similar for common, but not exactly the same. That’s probably the easiest way to go out and do something. Either buy in the open market or just call some investors.

Participant 1:	And finally, this might be more for Doug, how do you view your security position in the ESA mortgage today versus when you bought that.

Monty Bennett:	I’ll comment on it. We’re definitely in a tougher economic climate than we were back then. At the same time, LIBOR just dropped. As far as coverage goes, I think we commented on here that coverage is not too different than what it was when we bought it, because of the two moving variables of LIBOR and cash flows. The real question on that is what happens at maturity. And we just can’t sit here and say that because of two months of what’s going on in the marketplace, that the value of that principal three and a half years from now is going to change. We’ve taken no impairment on our balance sheet because of that, because we don’t think there’s enough data that points — that’s going to believe any different than what we thought when we purchased it. If we think
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differently at the end of the fourth quarter, then we’ll take the impairment charge. But at this point, we think we’re in good shape.

Participant 1:	Okay. Good day, everyone.

Monty Bennett:	Thank you.

Participant 2:	Good morning guys. Doug, I guess, can you give us some more specifics on how lenders are underwriting hotel assets? I assume it’s trailing EBITDA, but how is that being adjusted for 2009 and 2010 in general? And what specifically are the LTVs and coverage ratios that people are looking for. I know it’s different by hotel, but maybe some rough ranges for folks?

Douglas Kessler:	Well, it’s a great question. Obviously, there’s not a lot of lending taking place. We were fortunate enough to be ahead of the curve and took advantage of the opportunity before the lending market really became completely unhinged. I wouldn’t necessarily say that the loans that we were able to complete were necessarily representative of what you’d be able to accomplish today. The underwriting today is taking clearly a more conservative look. I’d say that LTV’s are in the 50% to 55% range, is kind of the strike zone. Spreads are definitely wider. I think that financing quotes generally have a four handle on the pricing today if you’re getting the normal array of lenders to participate, can you certainly get some other lenders out there that are trying to capitalize on distressed situations and seeking spreads wider than that. Underwriting of afford numbers and trailing numbers is really the wild card.

I think people are looking at trailing numbers, but they’re also taking a sharp eye to what the future holds. And given the lack of visibility in the market, you have fairly wide variance in terms of how people are looking at future RevPAR, and it’s obviously asset specific and market specific. If somebody’s looking to finance something in New York where they’re new supply coming in, they’re going to look at that market differently than San Francisco. So, it’s as much all over the board as I have ever seen it, but it’s still — there’s a significant lack of liquidity in the market that I think there are clear signs, though, that it’s beginning to loosen up and I think as LIBOR comes down and banks are more comfortable lending to each other, and we would expect that beginning the first part of the year, that we’ll see more hotel financing take place.

Participant 2:	Are there pockets out there in the market where there’s better than average interest. Either by market type, New York versus Wichita, or I guess maybe price point or dollar size of deal, some of that might be dictated by luxury full service versus suburban limited service given the size of the assets. But any sense there where there might be some more willingness to lend?
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Douglas Kessler:	Sure. The dollar size has definitely come down, it’s very challenging today to get large loans done, and most participants will only want to look at deals that are $30 million to $40 million. But there are life companies that will consider larger positions in assets, so one answer would be smaller deals are getting done. In terms of markets, I think there is — there’s always a flight to quality when there’s a lack of liquidity, so you’re seeing better branded assets, major markets, urban and high quality suburban locations are where financing is still available. But again, across the board, financing is still very scarce.

Participant 2:	And I’m curious, I know there hasn’t been a lot of buying activity going on either, but I know you have contacts in that world. Do you have a sense from people what sort of equity returns, fevered or levered, people will eventually seek to get them off the sidelines to get more interested in that space?

Douglas Kessler:	I think the bid-ask spread between buyers and sellers is one where you can’t really calibrate exactly where normal trading will occur. The sales that have occurred are mainly distressed owners, and — that have a debt maturity. You have some properties that are beginning to come to the market, but in meeting with some brokers recently, you’re seeing higher quality assets come to the market under the premise that there’s a belief that there will still be an attractive cap rate paid for those types of assets.

The challenge right now is that you have a lot of hotel capital that is actually sitting on the sidelines. And while the REITs are not likely to be active buyers, you have funds, broker dealer networks, opportunity funds, pension capital that has been raised and yet — not yet deployed and some offshore capital. But they’re waiting to see where the performance numbers stabilize before anyone wants to step in just yet and transact. Now, if they could transact at some of the requested pricing, which I still think they’re still looking for elevated yields which will probably exceed high teens to 20%, but I don’t think anyone’s willing to trade at that level, and the lack of financing doesn’t allow them to get there.

Participant 2:	One last question, I’m not sure if you guys have any updated information, financials from Extended Stay America or if you’re prepared to talk about it, but I think in the last call, you were talking about the confidence you had in your position, your capital structure. Just given how the rapid deterioration in credit markets as well as operating fundamentals, I’m wondering, has there been any change in that view?

Monty Bennett:	No, as we commented earlier, the past two months has just not provided enough of a change in order for us to revise the view. So we haven’t taken any impairment charge on the principal amount. The coverage is still hanging in there because LIBOR has been dropping because of what’s going on in the industry for all properties, the debt service amount has been dropping as well. So coverage has not moved materially. We’re
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just not in a position to say that anything has changed much as far as our view on that over the past couple months.

Participant 2:	Great, thanks, guys.

Monty Bennett:	Thanks.

Participant 3:	Good morning. Going back to the CNL transaction in 2007, could you highlight what were the loan to values that were put in place when the transaction was closed?

Monty Bennett:	Let me comment on that. We look at our capital structure on an overall basis, so whenever we do a transaction, sometimes we’ll put 80% debt on one asset and zero debt on another. Overall, our net debt to book value of assets is around 60%, 63%, right in that range, and that’s about — that’s the high end of where we want to go. So it just wouldn’t be constructive to talk about what was just typically on those CNL assets, because again, we may have overleveraged to get something to a certain level, underleveraged. I think it’s better to look at it on a broad company basis.

Participant 3:	Okay. And you talked a little bit about mezzanine notes, can you identify any other notes that you may be concerned about? And how far away are we from the point where you will actually need to reassess the values from some of these mezzanine investments.

Monty Bennett:	The mezzanine borrowers out there are in a tough climate and so we are in discussions with some of them. We had one property, the Four Seasons was hit by a hurricane and was shut down, so that’s given them problems. But we have got business interruption insurance on that property, and we’re working through all that right now. But we have been in touch with some borrowers and some borrowers are having difficulty paying, so we’re working through each one with them as the case may be. But this is our platform, this is our strategy, we’re not loan to own in our mezz underwriting strategy. But because of our real estate background and because of our lending background, we’re very comfortable when we underwrote these assets with the understanding that some of them may not work from a lending standpoint, we’ll be very, very happy to own them.

So if we end up owning them, that’s just great. As far as the mezz loans and what they’re — what they’re worth, we evaluate that every quarter. So every quarter we’ll tell you about whether we’re going to leave them on a balance sheet where they are or we’ll take an impairment charge. For third quarter, we left them where they were. Fourth quarter, we’ll see.

Participant 3:	And do you know what RevPAR scenario will trigger — start triggering some impairment charges?
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Monty Bennett:	No, it’s just too hard today. We have a number of them that are redevelopment type of loans, so right now, their coverage is almost nonexistent. But that was part of the plan, that’s part of the underwriting. So they have to go through redevelopments and open up with a new brand. Some of them have great coverage, some of them are a little thinner, everyone’s got its own story. So I just — it just wouldn’t be healthy for me to try to generalize.

Participant 3:	Perfect, that’s fair. And then you talked a little bit about pricing. Can you talk a little more about disposition plans and maybe any potential markets that are of concern right now from a supply perspective?

Monty Bennett:	I can’t comment really so much on the supply perspective, but the markets that are softest are southern California, at least for us, Chicago, Florida’s pretty weak. Those are the biggest markets, all the many kinds of asset specific and not market specific. So those are some of the troubles, and what was your other question?

Participant 3:	The disposition plans. Your updated disposition plan.

Monty Bennett:	Yes, we started the year marketing about $1 billion to $2 billion worth of assets with the hopes of selling between $600 million to $1 billion. We closed $437 million so far this year. It’s going to be very tough to close any more than that between now and the end of the year because of financing markets, what’s going on, so we’re probably done for this year, but we’re still marketing properties and we’d still like to sell more. $600 million to $1 billion, and we kind of modulate that based upon the alternative uses of capital, such as right now, those alternative uses are hoarding the cash or using it to buy back common or preferred. So, I really can’t give you more visibility than that.

Participant 3:	Okay. And then last, can you talk about your debt to gross asset values after debt repurchases, and do you have any specific targets in mind?

Monty Bennett:	Debt to gross assets didn’t change because buying back common doesn’t affect your gross asset value. So it’s still in the 60% to 63% range. I think — I’m sorry, at the end of the quarter, is just below 60%. Since then, drawing — well, drawing down the revolver didn’t affect it, because it’s net cash that we put on the balance sheet. But we’re going to be probably end of the year, just in the low 60s, I would imagine, maybe below 60, but that’s the range that we’re going to be in.

Participant 3:	Thanks a lot.

Participant 4:	Yes, speaking of hoarding cash, what would you think you could temporarily reduce your maintenance capital spending to for a year at a kind of a minimal level on a temporary basis?
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Monty Bennett:	We’ve been working through that, and the biggest challenge that we’ve got is PIPs that we have got from brands, and we have not completed those discussions with the brands about what we can defer. We’ve got a number of CapEx reserves that are required either by the manager of the properties, the brands or by the lenders, so those amounts, generally, we continue to spend and that’s about 4%, 4.5%. So that’s going to get spent. Also, there are sources of capital where we draw down on a loan to do the CapEx. And that’s true for the Hilton Torrey Pines, the Capital Hilton and what we call the MIP portfolio. So all of that we’re going to keep spending. The question is, how much cash — I’m sorry, one other category. Hurricane damage such as the hurricane damage to the Nassau Bay Clear Lake Hilton down near Houston, which we’re spending, and we get reimbursed by insurance there.

What we’re focusing on is those CapEx dollars above and beyond those pockets which are there for effect is $225 million cash hoard that we have got built up. Right now, we have got about, I think something like $30 million to $50 million worth that’s kind of in the pipeline that’s right now, we’re — we continue to move forward with. We continue to review that, and I’d like to cut it. In fact, I think our number was 45 and my guys came in and said they thought they had cut it down to 33, but I haven’t reviewed that with them. So I don’t know that I can say that we’re going to cut it down that low. That’s for our ‘08 capital plan, and then we have got our 2009 capital plans, which we haven’t even — while we’ve reviewed internally, we haven’t gone through this analysis on, and that’s going to be some more PIP requirements. So it’s a tough number to get a handle on, and we want to have that number for this call because we thought you guys would be interested. But we just don’t have that number. So suffice to say that we continue to work it down, down, down.

As far as what we feel like, we have to as far as the condition of the properties, with the exception of just a very few, we think our properties are in great shape. So 4% reserves for the portfolio for a year, we think it’s perfectly fine.

Participant 4:	Okay. And I imagine you’ll decline on this, but several companies have talked about October results and clearly, there’s been a drop off in lodging demand in October. Would you care to comment at all about your October results?

Monty Bennett:	We just don’t comment on — give guidance or do that until the quarter ends, so your first thought was right,. We’ll probably just decline on that one.

Participant 4:	Good enough. Thanks a lot.

Monty Bennett:	Thanks.
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Participant 5:	Sorry about that, good morning, guys. In terms of the proceeds from the sales you guys did, I think I may have missed this, but did you guys pay down debt or what did you do with those proceeds and does your current cash balance reflect this?

Monty Bennett:	I’m sorry, what was the last question?

Participant 5:	Does your current cash balance, is it higher than what the quarter end balance was?

Monty Bennett:	Yes, our current cash balance was higher than the quarter end, because we drew down our revolver last week or so to make sure that the cash was available. We have $225 million, that’s cash that’s set aside that doesn’t have any calls on it from an operating perspective, On top of that, we have another $150 million maybe of cash that’s tied up in properties and reserves and working capital and all that. So the $225 million is kind of the free spend. With the sales that we did in the third quarter and right at the end of the third quarter, we will pay down about $112 million worth of debt and then use the balance to fund the share repurchases.

Participant 5:	Okay. And then in terms of your debt maturity, I think you said that you don’t have any real upcoming ones, but in terms of the ones that have extensions on them, I just want to confirm that you guys — are there any kind of operating thresholds that you need to meet, or are those completely at your own discretion?

Monty Bennett:	That’s on the earnings release, so if you go through it, we’ve put a table in there, about two-thirds of the way through it and highlighted exactly that. Which ones are subject to not being in default and then those which have some type of earnings test. So you can see exactly what that is.

Participant 5:	Great. Thank you, very much.
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